QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

[LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

Consent of Morgan Stanley & Co. Incorporated

        We hereby consent to the use in the Registration Statement of Finisar Corporation ("Finisar") on Form S-4 and in the Joint Proxy Statement/Prospectus of Finisar and Optium Corporation, which is part of the Registration Statement, of our opinion dated May 15, 2008 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings "SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS—PROPOSAL 1: THE MERGER—Opinion of Financial Advisors—Opinion of Optium's Financial Advisor," "PROPOSAL NO. 1 THE MERGER AND RELATED TRANSACTIONS—Background of the Merger," "PROPOSAL NO. 1 THE MERGER AND RELATED TRANSACTIONS—Reasons for the Merger—Optium's Reasons for the Merger" and "PROPOSAL NO. 1 THE MERGER AND RELATED TRANSACTIONS—Opinion of Optium's Financial Advisor." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ ROBERT EATROFF

New York, New York
July 9, 2008

QuickLinks

  Exhibit 99.4
[LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]
Consent of Morgan Stanley & Co. Incorporated